AMENDMENT NO. 1 TO PURCHASE AND ASSUMPTION AGREEMENT

THIS AMENDMENT NO. 1 TO PURCHASE AND ASSUMPTION AGREEMENT, dated as of June 21, 2012 (this “Amendment”), is by and between First Niagara Bank, National Association, a national banking association with its principal office in Buffalo, New York (“Seller”), and Five Star Bank, a New York State charted bank with its principal office in Warsaw, New York (“Purchaser”).

RECITALS

WHEREAS, Seller and Purchaser entered into the Purchase and Assumption Agreement dated as of January 19, 2012 (the “Purchase Agreement”);

WHEREAS, Seller and Purchaser desire to amend the Purchase Agreement on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties, intending to be legally bound, agree as follows:

1. Defined Terms. Except as otherwise expressly provided in this Amendment, terms used in this Amendment as defined terms have the respective meanings assigned to them in the Purchase Agreement.

2. Removal of SBA Loans. Purchased Loans shall not include SBA Loans, and any SBA Loans shall be included in the Excluded Assets. The term “SBA Loan” means a Loan that is secured by a United States Small Business Administration guaranty, whether in whole or in part.

3. Additional Excluded Deposits. Notwithstanding anything to the contrary in the Purchase Agreement, Excluded Deposits shall include deposits that, as of the date that is three (3) Business Days prior to the Closing Date, are subject to a legal hold or levy, including those holds or levies placed on such deposits as a result of an attachment, garnishment, in-arrears child support order and other legal actions, and such deposits shall not be Assumed Deposits.

4. Retained In-Process Mortgage Loans.

(a) Purchased Assets shall include In-Process Loans (as defined below) and Excluded Assets shall include Retained In-Process Loans (as defined below). The term “In-Process Loans” shall mean all applications (and related documentation) for Loans from Seller that would otherwise constitute Purchased Loans if, pursuant to such applications, credit were extended, or the commitment to extend credit became legally binding, prior to the Closing Date, other than the Retained In-Process Loans. The term “Retained In-Process Loans” shall mean all applications (and related documentation) for Mortgage Loans, including the potential Mortgage Loan associated therewith, that have been submitted to Seller as of the Closing Date and for which the associated Mortgage Loan has not closed or has not been funded prior to the Closing Date. The term “Mortgage Loans” shall mean a Loan secured by a first or second mortgage, any home equity loan or any home equity line of credit.

5. Split Customer Relationships. The restrictions on Seller and its Affiliates in Section 7.9(d) of the Purchase Agreement shall not apply to Split Customers. The term “Split Customer” shall mean a customer with at least one account that will be transferred to Purchaser and at least one account that will remain with Seller.

6. Environmental Objections and Remediation.

(a) Purchaser and Seller, together with their respective consultants and counsel, shall cooperate in good faith to jointly develop a commercially reasonable and cost-effective plan to remediate, manage and/or otherwise address environmental conditions identified by Purchaser’s consultant pursuant to Phase II environmental site assessments (“Phase II ESAs”) to be conducted after the Closing at the Batavia, New York and Medina, New York real property at which Banking Centers are located (a “Remediation Plan”); provided, however, that the Remediation Plan shall provide that Purchaser shall direct and control, in consultation with Seller, any and all such remediation and/or management activities. Each of Purchaser and Seller shall be solely responsible for its own costs and the costs of its consultants and counsel in connection with the activities undertaken pursuant to this Section 6, provided that Qualifying Remediation Costs shall be allocated between Purchaser and Seller as provided below. A cost will constitute a “Qualifying Remediation Cost” only if the cost (i) is reasonably incurred in accordance with the Remediation Plan and is required to remedy environmental conditions identified by the Phase II ESAs which constitute actual and current liabilities regarding, or non-compliance with, Environmental Laws or (ii) has been required by a Government Entity, in writing, in response to a disclosure required pursuant to Environmental Laws, . For the avoidance of doubt, (i) non-compliance with Environmental Laws will only include the presence of contaminants at levels above the applicable New York State Department of Environmental Conservation (“NYSDEC”) cleanup standards and/or guidance values if the presence of such contaminants constitutes a significant threat to public health or the environment, as defined in 6 NYCRR 375-2.7, or as determined by the NYSDEC, and (ii) under no circumstances will a Qualifying Remediation Cost include costs to the extent triggered by renovation or redevelopment of any portion of the Batavia, New York or Medina, New York sites, including the management and/or disposal of contaminated media generated during such renovation or redevelopment projects, unless such costs have been specifically delineated, and agreed to, in the Remediation Plan. In all circumstances, any Remediation Plan must be commercially reasonable and cost-effective, and will include, where appropriate, practicable, and acceptable to the involved Governmental Entities, the use of institutional controls, engineering controls and/or property use limitations.

(b) For the Batavia, New York real property, each of Purchaser and Seller agrees to fund fifty percent (50%) of the first $200,000 of Qualifying Remediation Costs. In the event that Qualifying Remediation Costs exceed $200,000 and are less than $500,000, then Seller shall fund seventy five percent (75%) of such Qualifying Remediation Costs and Purchaser shall fund twenty five percent (25%) of such Qualifying Remediation Costs (i.e., the costs in excess of $200,000 and less than $500,000). In the event that Qualifying Remediation Costs exceed $500,000, then Seller shall fund ninety percent (90%) of such excess Qualifying Remediation Costs and Purchaser shall fund ten percent (10%) of such excess Qualifying Remediation Costs (i.e., the costs in excess of $500,000).

(c) For the Medina, New York real property, each of Purchaser and Seller agrees to fund fifty percent (50%) of all Qualifying Remediation Costs.

(d) Notwithstanding anything set forth in this Section 6 above, or anything set forth in the Purchase Agreement, in no event shall Seller be required to pay for: (i) any costs in respect of the Purchased Real Estate that do not constitute Qualifying Remediation Costs, (ii) any Qualifying Remediation Costs in respect of the Purchased Real Property in an aggregate amount that exceeds $1,000,000, or (iii) costs to the extent arising from or relating to Liabilities under and/or violations of Environmental Laws caused by Purchaser’s post-Closing operation of the Banking Centers at the Batavia, New York and Medina, New York real property.

(e) In the event of a disagreement about what will be included in the Remediation Plan and/or what constitutes a Qualifying Remediation Cost, the parties agree to seek to resolve such disagreement, in good faith, through the engagement of an independent, third-party arbitrator, with a favorable reputation, that is acceptable to both parties (the “Third-Party Arbitrator”). Each of Seller and Purchaser shall bear 50% of the costs of such firm under the foregoing engagement.

7. Change to Closing Documents and Deliveries. Notwithstanding anything to the contrary in Sections 4.2 and 8.3 of the Purchase Agreement, Seller shall be afforded up to thirty (30) days after the Closing Date to deliver the Purchased Loans, duly and properly endorsed, to Purchaser by Seller together with all notes, guarantees, agreements and other evidence thereof and all collateral and security interests securing the Purchased Loans in the possession of Seller or its Subsidiaries and all necessary assignments (if applicable, in recordable form), endorsements and other instruments of conveyance as may be necessary under the circumstances; provided that all such assignments, endorsements and other instruments of conveyance shall be without recourse as to collection to Seller. If and to the extent that, and for so long as, any of such collateral remains in the possession of Seller or its Subsidiaries after the Closing Date, then Seller and its Subsidiaries shall hold such collateral in such a manner as shall ensure the uninterrupted perfection of the security interests in such collateral for the sole benefit of Purchaser. From the Close of Business on the Closing Date until such delivery, Seller shall hold any such undelivered documentation related to the Purchased Loans as the agent exclusively for Purchaser and shall exercise the same degree of care that Seller exercises over its own similar documentation (but in no event shall the degree of care be less than a reasonable degree of care). The parties acknowledge that some documentation related to assignments and recordings may be trailing. The parties agree to work in good faith to handle all trailing documents to ensure appropriate documentation is delivered to the appropriate party following the Closing Date.

8. Waiver of Restriction. Reference is made to Seller’s FNIS Incentive Plan and Agreement for Personal Financial Associate (PFA) (the “Plan”).  Seller hereby consents to Purchaser’s employment of Luciann Kelley and waives  Ms. Kelley’s agreement on competing with Seller that is contained in section 4 (Non-competition with FNFG) under the caption “Professional Responsibilities” in the Plan solely to the extent such employment would violate said section 4.  The foregoing consent is provided by Seller solely for the benefit of Purchaser and does not release or waive other agreements of Luciann Kelley in or arising under the Plan, including restrictions on confidentiality and solicitation of customers and employees.

9. Notices. All notices, request, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally, sent by facsimile transmission or telex confirmed in writing within two (2) Business Days, or sent by registered or certified mail, postage prepaid, as follows:

If to Purchaser addressed to:
Peter G. Humphrey
President and Chief Executive Officer
Five Star Bank
220 Liberty Street
Warsaw, NY 14569
Facsimile: (585) 786-1108

with a copy to:
John L. Rizzo
General Counsel
Five Star Bank
220 Liberty Street
Warsaw, NY 14569
Facsimile: (585) 786-1108

with an additional copy to:
James M. Jenkins, Esq.
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604
Facsimile: (585) 232-6500

If to Seller:
First Niagara Bank
726 Exchange Street
Suite 618
Buffalo, New York 14210
Fax: (716) 819-5158
Attention: Kristy Berner
First Vice President & Assistant General Counsel

With a copy to:
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
Fax: (215) 981-4750
Attention: Michael Friedman, Esq.

Any party may change the address or fax number to which such communications are to be sent to it by giving written notice of change of address to the other parties in the manner provided above for giving notice.

10. Governing Law. The execution, interpretation, and performance of this Amendment shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of New York.

11. Third Party Beneficiaries. This Amendment shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser.

12. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Amendment shall become binding when two or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. The execution and delivery of this Amendment may be effected by facsimile or any other electronic means such as “.pdf” or “.tiff” files.

13. Headings. The headings used in this Amendment are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Amendment.

14. Ratification of Purchase Agreement. Except as expressly amended hereby, the Purchase Agreement continues in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date and year first above written.

SELLER:
FIRST NIAGARA BANK, NATIONAL ASSOCIATION By: /s/ John R. Koelmel

Name: John R. Koelmel Title: President & Chief Executive Officer
PURCHASER:
FIVE STAR BANK By: /s/ Peter G. Humphrey

Name: Peter G. Humphrey Title: President & Chief Executive Officer